MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
SECOND QUARTER 2023

CALABASAS, Calif., August 4, 2023 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported its second quarter results.
Second Quarter 2023 Highlights Compared to Second Quarter 2022
•Total revenue of $162.9 million decreased 58.9%, a difficult comparable to a record second quarter 2022 where revenue was up 39.0% compared to second quarter 2021
•Brokerage commissions of $140.3 million decreased 60.4% compared to second quarter 2022, which was up 40.2% compared to second quarter 2021
•Private Client Market brokerage revenue of $96.2 million decreased 54.1% compared to second quarter 2022, which was up 32.7% compared to second quarter 2021
•Middle Market and Larger Transaction Market brokerage revenue of $39.4 million decreased 71.5% compared to second quarter 2022, which was up 58.5% compared to second quarter 2021
•Financing fees of $17.9 million decreased 51.4% compared to second quarter 2022, which was up 30.5% compared to second quarter 2021
•Net loss of $8.7 million, or $0.23 per common share, diluted, compared to net income of $42.2 million, or $1.04 per common share, diluted
•Earnings were impacted by expenses related to growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(1.1) million, compared to $62.9 million
Six Months 2023 Highlights Compared to Six Months 2022
•Total revenue of $317.7 million decreased 55.6%, a difficult comparable to a record first half 2022 where revenue was up 52.6% compared to first half 2021
•Brokerage commissions of $275.4 million decreased 57.1% compared to first half 2022, which was up 54.3% compared to first half 2021
•Private Client Market brokerage revenue of $186.7 million decreased 49.7% compared to first half 2022, which was up 40.7% compared to first half 2021
•Middle Market and Larger Transaction Market brokerage revenue of $78.9 million decreased 69.4% compared to first half 2022, which was up 86.6% compared to first half 2021
•Financing fees of $33.8 million decreased 46.6% compared to first half 2022, which was up 37.4% compared to first half 2021
•Net loss of $14.6 million, or $0.37 per common share, diluted, compared to net income of $75.0 million, or $1.85 per common share, diluted
•Earnings were impacted by expenses related to growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(8.5) million, compared to $114.8 million

“The widened bid/ask spread and restrictive lending environment severely hindered trading and financing volumes during the second quarter,” said Hessam Nadji, president and chief executive officer. “Our results reflected this challenging market as well as the comparative effect of our outsized growth in the second quarter of 2022, which marked the second highest revenue quarter in our history. Our strategy, shaped by our playbook of perseverance through multiple cycles in our 52-year history, is unwavering. This includes doubling-down on client outreach, retaining and supporting our sales force, investing in proprietary technology, expanding our sales force and pursuing strategic acquisitions,” he added. “We are confident that the combination of these initiatives, all of which moved forward as planned during the quarter, will position MMI to accelerate growth in the recovery and beyond.”

Mr. Nadji continued, “We are seeing record amounts of capital on the sidelines as evidenced by multiple offers in transactions that are priced appropriately for today’s market. We are encouraged by progress on bringing down inflation and the Fed’s tightening cycle nearing its end, which should lead to gradual improvements in market conditions. Although it is difficult to forecast the timing for a full-scale recovery in trading volumes, we remain focused on further growing the brand and enhancing the MMI platform. Moreover, we continue to return capital to shareholders in the form of dividends and share repurchases. With this balanced approach we are able to take full advantage of the market dislocation to further enhance our competitive position and be well positioned to deliver long-term value for our shareholders.”
Second Quarter 2023 Results Compared to Second Quarter 2022
Total revenue for the second quarter 2023 was $162.9 million, a decrease of 58.9% compared to $396.0 million for the second quarter 2022, which was up 39.0% compared to the second quarter 2021. The record revenue of second quarter 2022 provides for a difficult comparison with the second quarter 2023.

For real estate brokerage commissions, the average transaction size and the average commission per transaction decreased by 28.3% and 25.3%, respectively, compared to the second quarter 2022. The number of transactions decreased by 47.0%, reducing real estate brokerage commissions to $140.3 million, a 60.4% reduction from the same period in the prior year, which increased 40.2% over the second quarter 2021. Compared to the second quarter 2022, Private Client Market revenue decreased by 54.1%, and the combined Middle Market and Larger Transaction Market revenue decreased by 71.5%, while the second quarter 2022 increased by 32.7% and 58.5%, respectively, compared to the second quarter 2021.

Financing activity experienced an increase in the average fee per transaction by 16.0%, while the average transaction size and the number of transactions decreased by 10.3% and 59.3%, respectively, resulting in a decrease in financing fees to $17.9 million, a 51.4% reduction from the same period in the prior year, which increased 30.5% compared to the same period in 2021.

Total operating expenses for the second quarter 2023 were $173.5 million, compared to $339.2 million for the same period in the prior year. The change was primarily due to reductions of 60.5% in cost of services and 13.7% in selling, general and administrative expenses. Cost of services as a percentage of total revenue decreased by 260 basis points to 62.1% compared to the same period during the prior year.

Selling, general and administrative expenses for the second quarter 2023 were $68.9 million, compared to $79.8 million, in the same period in 2022. The change was primarily due to a reduction in compensation-related costs, specifically performance-based bonuses for the second quarter 2023, partially offset by an increased investment in business development, marketing and other support related to the long-term talent acquisition and retention of sales and financing professionals.

Net loss for the second quarter 2023 was $8.7 million, or $0.23 per common share, diluted, compared to net income of $42.2 million, or $1.04 per common share, diluted, for the same period in 2022. In the second quarter 2022, net income was up 33.7% from the second quarter 2021. Adjusted EBITDA for the second quarter 2023 was $(1.1) million, compared to $62.9 million for the same period in the prior year, primarily as a result of the decrease in operating income.
Six Months 2023 Results Compared to Six Months 2022
Total revenues for the six months ended June 30, 2023 were $317.7 million, compared to $715.4 million for the same period in the prior year, a decrease of $397.8 million, or 55.6%. Total operating expenses for the six months ended June 30, 2023 decreased by 43.9% to $344.4 million compared to $614.4 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 61.9%, down 140 basis points compared to the first six months of 2022. The Company’s net loss for the six months ended June 30, 2023 was $14.6 million, or $0.37 per common share, diluted, compared to net income of $75.0 million, or $1.85 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2023 decreased to $(8.5) million, from $114.8 million for the same period in the prior year. As of June 30, 2023, the Company had 1,865 investment sales and financing professionals, 36 fewer than the prior year.
Capital Allocation
On August 1, 2023, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, payable on October 6, 2023, to stockholders of record at the close of business on September 15, 2023.

During the six months ended June 30, 2023, the Company repurchased 1,098,561 shares of common stock at an average price of $31.28 per share for a total price of $34.4 million.

After accounting for shares repurchased through August 1, 2023, Marcus & Millichap has approximately $76.0 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Business Outlook
The economy and commercial real estate transaction market are expected to remain choppy through the third quarter of 2023 as higher interest rates and lender caution lengthen the price discovery process and the buyer/seller expectation gap remains wide. However, the Company believes it remains well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 20% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2023 include:
•Volatility in market sales and investor sentiment driven by:
◦The elevated cost and availability of debt capital
◦Higher interest rate fluctuations and the heightened bid-ask spread between buyers and sellers
◦Risks of potential recession and the resulting reduction of CRE space demand that results from uncertainty
◦Possible impact to investor sentiment related to potential tax and other policy changes which may contribute to transaction acceleration and/or future fluctuations in sales and financing activity
◦Rising operating costs driven by wages, insurance, taxes and construction materials
•Volatility in each of the Company’s market segments
•Increase in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, August 4, 2023 through 11:59 p.m. Eastern Time on Friday, August 18, 2023 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13739665.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2023, the Company had 1,865 investment sales and financing professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 3,753 transactions during the six months ended June 30, 2023, with a sales volume of $20.2 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including the Company’s business outlook for 2023, the anticipation of further interest rate increases and inflation, the execution of our capital return program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of rising inflation and higher interest rates;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-Q for the quarter ended June 30, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Real estate brokerage commissions	$140,330	$354,685	$275,376	$641,594
Financing fees	17,896	36,811	33,764	63,264
Other revenue	4,640	4,461	8,518	10,563
Total revenue	162,866	395,957	317,658	715,421
Operating expenses:
Cost of services	101,163	256,042	196,590	452,810
Selling, general and administrative	68,910	79,841	141,129	154,376
Depreciation and amortization	3,468	3,332	6,675	7,243
Total operating expenses	173,541	339,215	344,394	614,429
Operating (loss) income	(10,675)	56,742	(26,736)	100,992
Other income (expense), net	4,890	(461)	9,700	(11)
Interest expense	(216)	(158)	(431)	(318)
(Loss) income before provision (benefit) for income taxes	(6,001)	56,123	(17,467)	100,663
Provision (benefit) for income taxes	2,728	13,955	(2,905)	25,712
Net (loss) income	$(8,729)	$42,168	$(14,562)	$74,951

(Loss) earnings per share:
Basic	$(0.23)	$1.05	$(0.37)	$1.87
Diluted	$(0.23)	$1.04	$(0.37)	$1.85
Weighted average common shares outstanding:
Basic	38,538	40,048	38,867	40,018
Diluted	38,538	40,342	38,867	40,390

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $9.7 billion for the three months ended June 30, 2023, encompassing 1,946 transactions consisting of $7.5 billion for real estate brokerage (1,422 transactions), $1.6 billion for financing (284 transactions) and $0.6 billion in other transactions, including consulting and advisory services (240 transactions). Total sales volume was $20.2 billion for the six months ended June 30, 2023, encompassing 3,753 transactions consisting of $14.7 billion for real estate brokerage (2,701 transactions), $3.4 billion for financing (563 transactions) and $2.1 billion in other transactions, including consulting and advisory services (489 transactions). As of June 30, 2023, the Company had 1,768 investment sales professionals and 97 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2023	2022	2023	2022
Average Number of Investment Sales Professionals	1,757	1,822	1,769	1,839
Average Number of Transactions per Investment Sales Professional	0.81	1.47	1.53	2.62
Average Commission per Transaction	$98,686	$132,099	$101,954	$133,056
Average Commission Rate	1.86%	1.79%	1.88%	1.73%
Average Transaction Size (in thousands)	$5,303	$7,399	$5,433	$7,688
Total Number of Transactions	1,422	2,685	2,701	4,822
Total Sales Volume (in millions)	$7,542	$19,868	$14,674	$37,073

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2023	2022	2023	2022
Average Number of Financing Professionals	95	87	94	86
Average Number of Transactions per Financing Professional	2.99	8.01	5.99	14.15
Average Fee per Transaction	$52,166	$44,985	$49,382	$44,198
Average Fee Rate	0.90%	0.70%	0.82%	0.75%
Average Transaction Size (in thousands)	$5,786	$6,453	$5,986	$5,882
Total Number of Transactions	284	697	563	1,217
Total Financing Volume (in millions)	$1,643	$4,498	$3,370	$7,158
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	209	$120	$4,665	279	$168	$6,672	(70)	$(48)	$(2,007)
Private Client Market ($1 – <$10 million)	1,070	3,571	96,238	2,021	7,348	209,868	(951)	$(3,777)	$(113,630)
Middle Market ($10 – <$20 million)	77	1,021	17,425	209	2,819	56,456	(132)	$(1,798)	$(39,031)
Larger Transaction Market (≥$20 million)	66	2,830	22,002	176	9,533	81,689	(110)	$(6,703)	$(59,687)
	1,422	$7,542	$140,330	2,685	$19,868	$354,685	(1,263)	$(12,326)	$(214,355)

	Six Months Ended June 30,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	392	$236	$9,703	485	$296	$12,459	(93)	$(60)	$(2,756)
Private Client Market ($1 – <$10 million)	2,040	6,825	186,741	3,627	13,044	370,899	(1,587)	$(6,219)	$(184,158)
Middle Market ($10 – <$20 million)	143	1,921	34,793	393	5,322	103,216	(250)	$(3,401)	$(68,423)
Larger Transaction Market (≥$20 million)	126	5,692	44,139	317	18,411	155,020	(191)	$(12,719)	$(110,881)
	2,701	$14,674	$275,376	4,822	$37,073	$641,594	(2,121)	$(22,399)	$(366,218)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$171,220	$235,873
Commissions receivable	9,954	8,453
Prepaid expenses	8,872	9,411
Income tax receivable	17,491	8,682
Marketable debt securities, available-for-sale (amortized cost of $165,471 and $254,682 at June 30, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	164,856	253,434
Advances and loans, net	3,497	4,005
Other assets, current	5,850	7,282
Total current assets	381,740	527,140
Property and equipment, net	28,462	27,644
Operating lease right-of-use assets, net	102,741	87,945
Marketable debt securities, available-for-sale (amortized cost of $74,758 and $72,819 at June 30, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	70,711	68,595
Assets held in rabbi trust	10,365	9,553
Deferred tax assets, net	35,933	41,321
Goodwill and other intangible assets, net	53,525	55,696
Advances and loans, net	181,944	169,955
Other assets, non-current	18,092	15,859
Total assets	$883,513	$1,003,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,893	$11,450
Deferred compensation and commissions	43,351	75,321
Operating lease liabilities	17,838	16,984
Accrued bonuses and other employee related expenses	11,088	38,327
Other liabilities, current	4,899	9,933
Total current liabilities	89,069	152,015
Deferred compensation and commissions	41,299	64,461
Operating lease liabilities	78,707	65,109
Other liabilities, non-current	10,519	8,614
Total liabilities	219,594	290,199
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2022 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,460,595 and 39,255,838 at June 30, 2022 and December 31, 2022, respectively	4	4
Additional paid-in capital	140,142	131,541
Retained earnings	526,373	585,581
Accumulated other comprehensive loss	(2,600)	(3,617)
Total stockholders’ equity	663,919	713,509
Total liabilities and stockholders’ equity	$883,513	$1,003,708

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net (loss) income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net (loss) income	$(8,729)	$42,168	$(14,562)	$74,951
Adjustments:
Interest income and other (1)	(4,090)	(979)	(8,480)	(1,594)
Interest expense	216	158	431	318
Provision (benefit) for income taxes	2,728	13,955	(2,905)	25,712
Depreciation and amortization	3,468	3,332	6,675	7,243
Stock-based compensation	5,351	4,275	10,362	8,131
Adjusted EBITDA	$(1,056)	$62,909	$(8,479)	$114,761
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
During the six months ended June 30, 2023, we closed a portfolio of large transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding those transactions:

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Decrease	(62.0)%	(60.1)%	(60.4)%	(57.5)%
Average Commission Rate Increase	3.9%	—%	8.7%	3.3%
Average Transaction Size Decrease	(28.3)%	(24.7)%	(29.3)%	(24.3)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com